Exhibit 99.4

CONSENT OF DUFF & PHELPS

Kroll, LLC, operating through its Duff & Phelps Opinions Practice (“Duff & Phelps”), hereby consents to (i) the inclusion of our fairness opinion, dated February 6, 2023, to the Board of Directors of Hut 8 Mining Corp. in the filing of the Registration Statement on Form S-4 Amendment No. 4 of Hut 8 Corp., filed on August 24, 2023 (the “Registration Statement”), and (ii) all references to the fairness opinion in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above–mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above–mentioned Registration Statement), proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of

1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Kroll, LLC

Duff & Phelps Opinions Practice

Kroll, LLC

New York, New York

August 24, 2023